Exhibit 99.1

Chimerix to Join Russell Indexes on June 28, 2013

DURHAM, NC, June 25, 2013 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced that it will be included in the Russell 2000®, Russell 3000® and Russell Global Indexes at the close of market on June 28, 2013, according to a preliminary list of additions posted June 14, 2013 on www.russell.com/indexes. The addition of Chimerix is part of the annual reconstitution of the Russell indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe and is a subset of the Russell 3000® Index, which measures the performance of the largest 3,000 U.S. companies. Members of the Russell 2000® Index are also included in the Russell Global Index.

About Chimerix

Chimerix, a biopharmaceutical company based in Durham, NC, is committed to the discovery, development and commercialization of novel, oral antiviral therapeutics designed to transform patient care in areas of high unmet medical need. Chimerix's proprietary lipid technology has given rise to two clinical-stage lipid acyclic nucleoside phosphonates, CMX001 and CMX157, which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. CMX001 has shown broad-spectrum activity against double-stranded DNA viruses, including all of the herpesviruses, adenoviruses and polyomaviruses. Chimerix anticipates beginning the Phase 3 SUPPRESS trial in the second half of 2013 for the prevention of cytomegalovirus infection in hematopoietic stem cell transplant recipients. Chimerix's second product candidate, CMX157, an oral nucleotide analog lipid-conjugate for the treatment of HIV infection, was licensed to Merck in July 2012.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Chimerix’s anticipated inclusion in the Russell 2000®, Russell 3000® and Russell Global Indexes, and there is no guarantee that Chimerix’s preliminary designation as a member of such indexes will become final upon the annual reconstitution of such indexes, or that Chimerix will otherwise continue to be included on such indexes. Other risks and uncertainties affecting Chimerix are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its Quarterly Report on Form 10-Q for the first quarter of 2013, as filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

CHIMERIX CONTACTS:

Rebecca Heath, 919.972.7124

Elizabeth Kelly, 919.972.7109

MEDIA CONTACT:

Tony Plohoros

908.940.0135

tplohoros@6degreespr.com

INVESTOR CONTACT:

Lilian Stern
212.362.1200

lilian@sternir.com

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146